EXHIBIT 10.1

[Urologix letterhead]

June 24, 2008

Mr. Stryker Warren

[address]

[address]

Re:	Offer of Employment

Dear Stryker:

On behalf of Urologix, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer. We would like you to begin employment on June 24, 2008. We look forward to your becoming a valued member of our team. As Chief Executive Officer, your responsibilities will include, without limitation, the following:

•	Manage the day-to-day operations of the Company.

•	Hire and manage key employees.

•	Establish and maintain relationships with customers and others important to the Company’s corporate development.

•	Negotiate and manage all key contracts.

•	Perform the duties as given you by the Company’s Chairman or Board of Directors.

This is a full-time position and you will be expected to devote all of your working time and ability to the performance of your duties. Any outside business activities, in particular outside Board memberships, will require prior authorization by the Board of Directors. You will report to the Company’s Chairman and Board of Directors.

You will be paid a base annual salary of $300,000 (less taxes and applicable withholdings) according to the Company’s normal payroll practices and policies. The statement of annual salary does not imply a guarantee of employment for any specific length of time. If your employment terminates, you will be paid a prorated amount through your actual last day of employment.

In fiscal year 2009 (July 2008 to June 2009), you will be eligible for a cash bonus of 40% of your base salary at the target level (minimum at 0% and maximum at 80%) based on achievement of specific goals to be determined by the Compensation Committee of the Board of Directors. The incentive target will be based upon a Board approved Fiscal Year 2009 Plan and appropriate metrics in that Plan. As an executive officer of Urologix, Urologix is willing to enter into an agreement (“Change in Control Agreement”) with you providing that if a “change in control” occurs and your employment is terminated without “cause,” or by you for “good reason” within twelve months of a change in control, Urologix will pay you a cash severance payment in a single sum within 60 days of the date of termination equal to 150% of your annual target compensation (base salary and bonus) in effect on such date. A copy of the Change in Control Agreement is attached to this letter.

Mr. Stryker Warren

June     , 2008

I am also pleased to inform you that as part of your employment offer, and following approval by the Compensation Committee of the Board of Directors, you will be granted options to purchase 355,000 shares of the Company’s common stock at an exercise price determined by the closing market price of the stock on the date of grant. These options shall vest as follows: 25% of the shares shall vest on the first anniversary of the grant date; and thereafter 1/36th of the shares underlying the option will vest on the monthly anniversary of the date of grant for each of the next 36 months.

Options granted under this offer letter will, to the greatest extent possible, be issued as incentive stock options under Code Section 422 (the first $100,000 in value vesting in each year) with the remainder, if any, as non-qualified stock options. All non-qualified options will be immediately exercisable. If exercised before the vesting date, the Company will issue shares of restricted common stock subject to forfeiture until the vesting date of the corresponding option and subject to repurchase by the Company at the lower of (i) the original exercise price; or (ii) the fair market value of such shares upon forfeiture.

Subject to approval by the Compensation Committee of the Board of Directors, you also will be granted 80,000 shares of common stock of the Company that may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and will be subject to the risk of forfeiture. If your employment with the Company is terminated for any reason, the shares of restricted stock as to which the restrictions have not lapsed shall be forfeited to the Company without payment of any consideration therefor. The restrictions and risk of forfeiture on the restricted stock will lapse as to 25% of the shares on each of the first four anniversaries of the date of grant.

Each of the stock option grants and the restricted stock award will be evidenced by an agreement and will be subject in all respects to the terms and conditions of the Urologix, Inc. 1991 Stock Option Plan, as amended.

We will also reimburse actual costs and expenses, up to $35,000, associated with relocating to the Minneapolis-St. Paul, Minnesota metropolitan area and with temporary housing in the Minneapolis-St. Paul, Minnesota metropolitan area. These payments will be reimbursed to Urologix if your employment with Urologix ends prior to the one-year anniversary of your employment start date.

You will be eligible for the full range of Company benefits. Urologix offers medical, dental, life, flexible spending account, 401(k), AD&D, short-term and long-term disability coverage. The costs of benefits will vary depending upon the coverage you elect. You will be eligible to participate in our medical and dental, life, AD&D, short-term and long-term disability and flexible spending programs on the first of the month following your hire date. You will be eligible to participate in our 401(k) program following an initial 90-day waiting period. If you have any questions on benefits, please feel free to contact Kristin Vonderharr at (763) 475-7682. You will be entitled to accrue up to 120 hours of vacation annually.

Mr. Stryker Warren

June     , 2008

All necessary and reasonable business travel expenses you incur will be reimbursed in accordance with the Urologix Business Travel Policy.

As a condition of your employment and for purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. In order to ensure timely processing of your initial paycheck, such documentation must be provided to us within three business days of your date of hire.

You will also be required to sign a Urologix, Inc. Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition (copy attached) as a condition of your employment. This letter, along with the foregoing agreement relating to proprietary rights, confidentiality and non-competition and the Change in Control Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements between us, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chairman of the Board and by you.

This offer of employment will expire June 25, 2008, if not formally accepted. If the provisions of this offer are acceptable to you, please sign one copy of this offer letter and return it to me at your earliest convenience. The second original copy is for your personal files. I would ask that you sign both, keep one copy and return the other copy to me (along with a signed copy of this letter, the Urologix, Inc. Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition and the Change in Control Agreement).

In the meantime, please feel free to contact me if you have any questions.

Sincerely,

/s/ Mitchell Dann
Mitchell Dann
Chairman and Interim CEO

I have read and understand the terms of the offer of employment. I accept the offer of employment with Urologix, Inc. and agree to be bound by the terms of employment.

/s/ Stryker Warren, Jr.
Stryker Warren, Jr.
Dated: June 24, 2008